Exhibit 16.1

HANSEN, BARNETT & MAXWELL

A Professional Corporation

CERTIFIED PUBLIC ACCOUNTANTS

5 Triad Center, Suite 750

Salt Lake City, UT 84180-1128

Phone: (801) 532-2200

Fax: (801) 532-7944

www.hbmcpas.com

December 11, 2006

Mr. Fred Jackson

President and Chief Executive Officer

CCI Group, Inc.

8 Sayers Path

Wainscott, New York 11975

Dear Fred,

We periodically evaluate our client list and evaluate each client and our ability to manage risk and our ability to serve our clients on a timely basis.  After long and substantial deliberation, we regret to inform you that we will no longer be able to provide CCI Group, Inc. with audit and accounting services effective December 11, 2006.  We will finish preparing your 2005 federal and state tax returns which is anticipated will be completed by December 31, 2006 then we will no longer be able to provide tax services.

As a reporting company, CCI Group, Inc. will be required to file a Form 8K within four days of our resignation date (December 11, 2006) as the Company’s Registered Public Accounting Firm.  The Company will also be required to file a Form 8K within four days of announcing the appointment of your new Registered Public Accounting Firm.

We wish to remind you that you have unpaid invoices totaling $13,045 (please see the attached invoice).  Prior to allowing your successor auditor to review our workpapers, our fees will need to be paid in full.

As part of the Company filing its annual report for the year ended December 31, 2006 on form 10-KSB with the Securities Exchange Commission, it is anticipated that you will request us to reissue our audit report on the 2005 financial statements dated April 27, 2006 except for Note 2-restatement, as to which the date is May 10, 2006.  Our fees associated with this re-issuance and the fees associated with the completion and filing of the 2005 federal and state tax returns will be billed under a separate invoice.

We appreciate the opportunity to have worked with you and the Company over these last years and wish you luck in your future endeavors.

Sincerely,

                                                                                          /s/ Robert K. Bowen

Robert K. Bowen, CPA